Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline and PAA Natural Gas Storage

Expand and Extend Credit Facilities

(Houston – July 2, 2012) Plains All American Pipeline, L.P. (NYSE: PAA) and PAA Natural Gas Storage (NYSE: PNG) today announced they have expanded the size, extended the tenor and made other amendments to certain of their credit facilities.

PAA expanded its Hedged Inventory Facility from $850 million to $1.4 billion and extended the term by one year. The facility now matures in August 2014. PNG expanded its Revolving Credit Facility from $250 million to $350 million. This facility matures in August 2016.

“The expansion of PAA’s Hedged Inventory Facility more than replaces the $500 million of three-year Sr. Notes maturing in September, 2012 that were utilized to supplement our hedged inventory facility. Furthermore, the increased size and amended terms of the facility support PAA’s expanded activities related to the recent acquisition of BP’s Canadian natural gas liquids business platform and will enhance PAA’s ability to use its storage and related assets to capitalize on volatile market conditions in the crude oil sector,” said Charles Kingswell-Smith, Vice President & Treasurer of Plains All American Pipeline. “We appreciate the continued support of the financial institutions with which we have long-standing relationships and with these amendments we also welcome new institutions to our bank group.”

Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P., PAA owns and operates natural gas storage facilities. PAA is headquartered in Houston, Texas.

PAA Natural Gas Storage, L.P. is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P. PNG is headquartered in Houston, TX.

Contacts:	Roy I. Lamoreaux Director, Investor Relations 713/646-4222 – 800/564-3036	Charles Kingswell-Smith Vice President & Treasurer 713/993-5318 – 800/564-3036

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